Exhibit 99.1

2000 Lenox Drive Suite 202 Lawrenceville, NJ 08648 (609) 219-0930 www.ascendiabrands.com

ASCENDIA BRANDS ANNOUNCES HART-SCOTT-RODINO ANTITRUST APPROVAL FOR PROPOSED ACQUISITION

LAWRENCEVILLE, N.J. – July 6, 2006 – Ascendia Brands Co., Inc. (AMEX: ASB) announced that it has been notified by the Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been granted in connection with its proposed acquisition of certain consumer brands and brand-related assets.   The Company is presently negotiating definitive agreements with regard to the proposed asset acquisition which, if consummated, would almost double the Company's annual revenues in its core health and beauty business segment.

There can be no assurance that the Company will be able to negotiate definitive agreements with the owner of the brands or satisfy any conditions to consummation of a transaction, including the need to obtain sufficient financing.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®. The company is headquartered in Lawrenceville, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company's ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Company Contact:	Investor Relations Contact:
Elizabeth Houlihan	John G. Nesbett
609-219-0930 ext. 139	IMS, Inc.
212-668-0813

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